Exhibit 99.1

Tullow Asserts Force Majeure Event on Offshore Guinea Project

HOUSTON, March 12, 2014 /PRNewswire/ — Hyperdynamics Corporation (NYSE: HDY) today announced that Tullow Guinea Limited (“Tullow”) asserted on March 11, 2014 to the Government of Guinea and members of the Consortium its claim that there has been a Force Majeure event under the Production Sharing Contract (PSC) and the Joint Operating Agreement (JOA).   The members of the Consortium and their participating interests in the Concession from the Government of Guinea granting exploration rights offshore Guinea are Tullow - 40%, Hyperdynamics’ subsidiary, SCS Corporation - 37% and Dana Petroleum (E&P) Limited - 23%.

Tullow states in its notice that the decisions by the U.S. Department of Justice (DOJ) and the U.S. Securities and Exchange Commission (SEC) to open investigations into the activities of Hyperdynamics in obtaining and retaining the Concession rights (publicly disclosed by Hyperdynamics on September 30, 2013 (DOJ) and February 7, 2014 (SEC)) constitute a Force Majeure event under the terms of the PSC and JOA.  Tullow states in its notice that the asserted Force Majeure event prevents Tullow from performing its contractual obligations under the PSC.

Hyperdynamics is unable to predict the outcome or timing of the results of Tullow’s assertion of the Force Majeure.

About Hyperdynamics

Hyperdynamics is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company’s website referenced in this news release contain forward looking statements regarding Hyperdynamics Corporation’s future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements that include the words “believes,” “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could” are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company’s reports filed with the SEC. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company’s expectations with respect to these forward looking statements.

Contacts:	Dennard • Lascar Associates
Jack Lascar, Managing Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

SOURCE Hyperdynamics

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